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                                                                    EXHIBIT 99.1

Contact:
Stephen D. King
Cafe Odyssey
(513) 794-1777 ext. 14
sking@Cafeodyssey.com
Shannon Burns
Shandwick Minneapolis
(612) 841-6173
Paul Martin
PopMail.com, Inc.
(972) 550-5530

FOR IMMEDIATE RELEASE

                 CAFE ODYSSEY ANNOUNCES COMPLETION OF ADDITIONAL
                                EQUITY FINANCING

Minneapolis, July 23, 1999. Cafe Odyssey (Nasdaq: CODY) today announced closing an additional $2,000,000 equity financing. The funds will be used for working capital and general corporate purposes including transaction expenses associated with the PopMail.com, ROI Interactive, and Internet Community Concepts acquisitions, as well as other potential acquisitions being pursued by the company. On May 18, 1999, the company announced it had closed on an earlier equity financing, also in the amount of $2,000,000.

PopMail.com inc. is a leading provider of email service to radio stations and their listeners. PopMail combines the power of the Internet with the most successful affinity-building mass-medium ever created: radio. By providing radio stations with an attractive email service offered to listeners free of charge, PopMail leverages radio's proven ability to engage audiences and attract advertisers. PopMail holds exclusive relationships with more than 500 radio stations; they reach 100 million listeners each week. The consumer web site can be found at http://www.PopMail.com.

The Cafe Odyssey restaurant division develops, owns, and operates upscale, casual-themed restaurants. The concept is food-driven with a menu that offers a broad selection of cuisine from around the world, including popular "cultural fusion" items. The Company currently operates three restaurants, one in Cincinnati, Ohio, one in the Mall of America, Minnesota, and a third location in the Denver Pavilions in downtown Denver, Colorado. The Company's web site can be found at http://www.cafeodyssey.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, shareholder approval, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.